EXHIBIT 10.58

EMPLOYMENT TRANSITION AGREEMENT AND RELEASE

United Natural Foods, Inc., a Delaware corporation (the “Company”) and Richard Antonelli (“Mr. Antonelli”) hereby agree as follows:

1.
Mr. Antonelli hereby resigns as (i) an employee and officer of the Company, (ii) a member of the Board of Directors of the Company and (iii) an officer and director of any subsidiaries of the Company where he holds such offices, effective August 12, 2008, although Mr. Antonelli may choose to resign on an earlier date (the “Resignation Date”).  Mr. Antonelli shall remain on a paid leave of absence with the Company through the Resignation Date; such leave shall not serve to reduce Mr. Antonelli’s accrued vacation.

2.
On the Resignation Date, the Company will pay Mr. Antonelli for any unused vacation time earned by him through the Resignation Date. Beginning with the later of the Resignation Date or the expiration of the Revocation Period (as hereinafter defined):

a. The Company shall honor its obligations to Mr. Antonelli under Section 2 of the Severance Agreement dated as of July 25, 2005 between the Company and Mr. Antonelli (the “Severance Agreement”), under which the Company shall continue Mr. Antonelli’s base salary and medical benefits for a period of one (1) year, subject to applicable withholding and deductions, provided, however that the Company shall make no base salary payments under this Section 2(a) until six months and one day after the Company’s obligations commence, at which point the Company shall pay Mr. Antonelli all accrued and unpaid base salary payments, and thereafter the Company shall pay base salary for the balance of the one-year period in accordance with its normal payroll policies.

b. After the expiration of the above-referenced one-year period, the Company shall respect Mr. Antonelli’s rights (and his dependents’ rights), if any, to continued medical coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act.

3.
a. As of the Resignation Date, Mr. Antonelli shall no longer be eligible to receive long-term disability benefits or to participate in the Company’s 401(k) and Profit Sharing Plan.  The Company will promptly notify Mr. Antonelli in writing concerning his options with regard to his 401(k) account.

b. As of the Resignation Date: (i) Mr. Antonelli’s ability to exercise any vested stock options to purchase shares of the Company’s Common Stock shall be governed by the terms of the applicable equity plan and (ii) all unvested stock options shall be forfeited, except for those restricted stock units (“RSUs”) and restricted shares of Common Stock that were due to vest in December of 2008, and will now accelerate to vest as of the Resignation Date.  Only those restricted shares and restricted stock units shall be vested and exercisable in addition to the stock options noted in (i) above and shall be governed by the terms of the applicable plan.  The Company will promptly notify Mr. Antonelli in writing concerning his ability to exercise any vested stock options, RSUs or restricted shares of Common Stock.

c. Mr. Antonelli may at any time exercise his rights under the Company’s Employee Stock Ownership Plan (“ESOP”) to effect the distribution and sale, if he so elects, of shares of the Company’s Common Stock allocated to him, in accordance with the provisions of the ESOP.

4.
a.  In consideration of the foregoing, which Mr. Antonelli acknowledges includes compensation, benefits and other rights to which he is not otherwise entitled, Mr. Antonelli hereby releases and forever discharges the Company, its present and former directors, officers, employees, agents, subsidiaries and shareholders, and its and their successors and assigns, from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to: (i) employment (as an officer, director or employee), (ii) any rights or entitlements related thereto or (iii) termination of such employment by the Company, and hereby covenants not to file a lawsuit or charge to assert such claims.  This includes but is not limited to claims arising under the Federal Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on the Company’s right to terminate its employees

b. Mr. Antonelli understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status.  These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies.  Mr. Antonelli acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one (21) days so that he can thoroughly review it and understand the effect of this Agreement before acting on it.

5.
a. Mr. Antonelli acknowledges and agrees that all payments and benefits payable to him under this Agreement (other than earned wages and payment for accrued and unpaid vacation) are contingent upon: (i) his continued compliance with the provisions of Section 6 of the Severance Agreement, which remain in full force and effect and (ii) his agreement to make himself available in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to his employment or actions as an employee, officer or director of the Company, including without limitation attendance at any deposition or similar proceeding, and the Company shall pay Mr. Antonelli’s expenses in connection with his fulfillment of his obligations under this subsection (ii).

b. Mr. Antonelli further acknowledges and agrees that the availability of such payments and benefits is sufficient consideration for the release set forth in paragraph 4(a) and termination of such payments and benefits due to his non-compliance shall not affect the release set forth in Paragraph 4(a).

6.
Mr. Antonelli shall at no time make any derogatory or disparaging comments regarding the Company, its business, or its present or past directors, officers or employees.  The Company shall at no time make any derogatory or disparaging comments regarding Mr. Antonelli.  Mr. Antonelli hereby waives any and all rights to future employment with the Company.

7.	The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or Mr. Antonelli.

8.
No party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity other than filings required by the securities laws, concerning any other party to this Agreement or the Agreement’s operation without prior approval of such other party, unless required by law, in which case notice of such requirement shall be given to the other party.

9.
The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

10.
This Agreement is personal to Mr. Antonelli and may not be assigned by him.  However, in the event of Mr. Antonelli’s death, all the rights of Mr. Antonelli set forth in this Agreement shall accrue to his spouse, if she is living; otherwise, to his heirs.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

11.
This Agreement is made pursuant to and shall be governed by the laws of the State of Connecticut, without regard to its rules regarding conflict of laws.  The parties agree that the courts of the State of Connecticut, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement.  Mr. Antonelli and the Company hereby agree that service of process by certified mail, return receipt requested, shall be deemed appropriate service of process.

12.
Except as otherwise expressly indicated, this Agreement contains the entire understanding between Mr. Antonelli and the Company, supersedes all prior agreements, oral or written, regarding the subject matter hereof, and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  Mr. Antonelli acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

13.
Mr. Antonelli may revoke this Agreement at any time during the seven-day period following the date of his signature below (the “Revocation Period”) by delivering written notice of his revocation to the Company’s attention at 260 Lake Road, Dayville, Connecticut 06241; Attention: Carl Koch.  This Agreement shall become effective upon the expiration of the Revocation Period.

[signature lines appear on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

United Natural Foods, Inc.	Witness:

By: /s/ Daniel V. Atwood	/s/ Lisa N'Chonon

Date: August 6, 2008

Witness:

/s/ Richard Antonelli	/s/ Carl F. Koch III
Richard Antonelli

Date: August 6, 2008